Exhibit 99.1

Ceradyne Boron Products, LLC	Silverman Heller Assoc.
Sandi Rushin, Product Manager	Phil Bourdillon / Gene Heller
(918) 673-2201 x2225	(310) 208-2550

Ceradyne Boron Products, LLC
Jeremy Foust, Customer Service Representative
(918) 673-2201 x2215

Ceradyne, Inc. Announces $18.3 Million Contract Award
For Enriched Zirconium Diboride

Costa Mesa, Calif. – March 1, 2011 – Ceradyne, Inc. (Nasdaq: CRDN) announced a three-year contract award to Boron Products, LLC, a wholly owned subsidiary of Ceradyne, Inc., of approximately $18.3 million for the supply of B-10 enriched zirconium diboride (ZrB2) to Westinghouse Electric Company-Nuclear Fuels Division (WEC) for nuclear fuel applications. Enriched zirconium is designed into the WEC Integral Fuel Burnable Absorber (IFBA) which is the most extensively used absorber in Westinghouse pressurized water reactors. Approximately $6.0 million of the total award is included in Ceradyne’s existing revenue guidance for 2011.

A thin layer of ZrB2 on UO2 pellets is the optimal fuel design because it is integral to the fuel, can be entirely depleted, and provides excellent reactivity control. Isotopically enriched zirconium diboride allows for the most efficient manufacturing process in the fabrication of nuclear fuels. Westinghouse’s ZrB2 IFBA is a key element in achieving superior fuel cycle costs.

“Westinghouse continues to be a global leader in the advancement of nuclear fuel technology,” said Dennis Manning, Ceradyne Boron Products Vice President and General Manager. “Ceradyne Boron Products has a long history in this market area. We are committed to increasing our collaborative relationship in support of Westinghouse’s future developments. Both companies are dedicated to capitalizing on each other’s strengths to extend market leading positions and create additional opportunities for success.”

Ceradyne Boron Products operates the world’s largest boron isotope separation facility providing enriched boron products for commercial nuclear power, defense, semiconductor, and neutron detection applications. Enriched boron compounds are manufactured under an ISO 9001:2008 certified quality system and exceed nuclear safety and environmental regulated guidelines. Additional information can be found at www.ceradyneboron.com.

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

#  #  #